Exhibit 99.1

BreitBurn Energy Partners Reports Record Second Quarter 2008 Results

Production Increases 219% and Adjusted EBITDA Rises to $62.3 Million

LOS ANGELES--(BUSINESS WIRE)--BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP), today announced financial and operating results for its second quarter of 2008 and the filing of its Form 10-Q with the Securities and Exchange Commission.

Second Quarter 2008 Financial Highlights

  Production increased 219% to 1,711 MBoe from 536 MBoe in the second quarter of 2007, coming in above our guidance range of 1,600 MBoe to 1,700 MBoe.
  Record number of rigs utilized (six) and record number of wells drilled (29).
  Oil and natural gas sales revenues, including realized gains and losses on derivative instruments, improved to $106.6 million from $33.2 in the second quarter of 2007.
  Realized crude oil and liquids prices, including realized gains and losses on derivative instruments, averaged $77.75 per Boe and realized natural gas prices averaged $8.58 per Mcf. These compare to average realized crude oil and liquids prices of $56.31 per Boe for the second quarter of 2007, and average realized natural gas prices of $4.88 per Mcf for the second quarter of 2007.
  Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, increased by 410% to $62.3 million from $12.2 million for the second quarter of 2007. This increase was due primarily to higher production volumes from the Partnership’s 2007 acquisitions and higher overall commodity prices.
  Per unit production expenses, which include lease operating expenses, production and property taxes and processing fees, increased to $21.03 per Boe from $19.98 per Boe in the second quarter of 2007, resulting from the impact of higher commodity prices.
  General and administrative expenses for the second quarter of 2008, excluding unit-based compensation expense, were $9.6 million.
  Net loss was $286.2 million, or a loss of $4.39 per limited partnership unit, reflecting $319.4 million in non-cash unrealized losses attributable to the change in fair value of the Partnership’s derivative financial instruments during the period. In the second quarter of 2007, net loss was $1.1 million, or a loss of $0.04 per limited partnership unit, including unrealized losses of $8.4 million.
  Distributable cash flow was $41.7 million, 543% higher than the second quarter of 2007.
  The Partnership declared a quarterly cash distribution of $0.52 per unit for the second quarter, or $2.08 per unit on an annualized basis, a 23% increase from the second quarter of 2007.
  Capital expenditures totaled $25.5 million during the second quarter of 2008 and $44.7 million for the first six months of 2008.
  The Partnership acquired Provident Energy Trust’s (“Provident”) general and limited partner interests in the Partnership for $345 million on June 17, 2008, which was immediately accretive to distributable cash flow per unit and concluded Provident’s lengthy review of strategic alternatives for its interests in the Partnership.

Hal Washburn, Chairman and Co-CEO of BreitBurn Energy Partners, said, “We are pleased to deliver another excellent quarter, which capitalized on our acquisitions completed last year. We are reaffirming our guidance given on March 17, and June 17, 2008 and expect our significant portfolio of low-risk development opportunities to drive growth in the Partnership’s production to the mid- to high single digits per year without acquisitions.”

Washburn continued, “The July 30, 2008 announcement of the transaction involving the acquisition of Provident’s interests in BreitBurn Energy Company (“BEC”), which is scheduled to close this month, was excellent news for everyone involved in the operation and support of BBEP and BEC. This management team has been managing the BEC properties for a number of years, together with the BBEP properties, allowing us to share resources and the expertise of our outstanding team. With the pending acquisition by a management-led private equity group of Provident’s interests in BEC and the resulting maintenance of common management, we believe that this sharing of resources and expertise will continue without any significant negative impact on our G&A expense or our employees. We are excited about the future of both BBEP and BEC and are very happy that we can concentrate on managing the assets of both companies as we always have, focusing on maximizing their current and future value.”

Second Quarter 2008 Production Highlights

  Oil and NGL production was 766 MBoe compared to 525 MBoe in the second quarter of 2007.
  Natural gas production was 5,666 MMcf compared to 66 MMcf in the second quarter of 2007.
  The Partnership’s 2007 acquisitions contributed 1,186 MBoe to the year-over-year quarterly increase.

Impact of derivative instruments

  Non-cash unrealized losses of $319.9 million for the second quarter of 2008 reflect the impact that higher crude oil and natural gas futures prices had on changes in the fair values of our commodity derivative instruments related to the expected sales of our future production through 2012.
  Non-cash unrealized gains of $0.6 million for the second quarter of 2008 reflect the impact that changing interest rates had on changes in the fair values of our interest rate swaps during the period.
  Excluding the impact of non-cash unrealized losses on derivative instruments, adjusted net income (a non-GAAP measure) for the second quarter of 2008 would have been $33.1 million.
  Excluding the impact of non-cash unrealized losses on derivative instruments, adjusted net income for the second quarter of 2007 would have been $7.3 million.
  The Partnership uses commodity and interest rate derivative instruments as economic hedges to help maintain cash flows for operating activities, acquisitions, capital expenditures, distributions and to mitigate the risks associated with commodity price volatility and changing interest rates. The Partnership does not enter into derivative instruments for speculative trading purposes. Non-cash losses do not affect Adjusted EBITDA, cash flow from operations or the Partnership’s ability to pay its cash distributions.

The following table presents production, income statement and realized price information for Q2 and Q1 2008 and Q2 2007:

	Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Oil, natural gas and natural gas liquid sales	$139,962	$115,849	$32,413
Realized gains (losses) on commodity derivative instruments	(33,334)	(13,438)	822
Unrealized losses on commodity derivative instruments	(319,948)	(69,949)	(8,373)
Other revenues, net	643	875	237
Total revenues	$(212,677)	$33,337	$25,099
Lease operating expenses	26,094	23,104	8,914
Production and property taxes	8,499	8,064	1,797
Processing fees	1,392	862	-
Total lease operating expenses	$35,985	$32,030	$10,711
Lease operating expenses pre taxes per Boe	$16.06	$13.93	$16.63
Production and property taxes per Boe	4.97	4.69	3.35
Total lease operating expenses per Boe	21.03	18.62	19.98
General and administrative expenses excl unit-based compensation exp	$9,562	$10,057	$2,811
Net loss (a,b)	$(286,240)	$(41,140)	$(1,068)
Net loss per limited partnership unit (a,b)	$(4.39)	$(0.61)	$(0.04)

Total Production (MBoe)	1,711	1,720	536
Oil and NGL (MBoe)	766	783	525
Natural gas (MMcf)	5,666	5,624	66
Average daily production (Boe/d)	18,802	18,901	5,889

Sales volumes (MBoe)	1,674	1,767	587
Average realized sales price (per Boe) (b)	$62.96	$57.01	$55.80
Oil and NGL (per Boe) (b)	77.75	67.93	56.31
Natural gas (per Mcf) (b)	8.58	7.94	4.88
(a) Includes non-cash unrealized gains (losses) on derivative instruments
(b) Includes realized gains (losses) on derivative instruments

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts and they are also available on the Partnership's website under the Investor Relations tab.

Among the non-GAAP financial measures used are "Adjusted EBITDA,” “distributable cash flow” and “Adjusted net income excluding the effect of derivatives on our oil, natural gas and natural gas liquid sales”. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA, Adjusted net income excluding the effect of derivatives on our oil, natural gas and natural gas liquid sales, and distributable cash flow are presented as management believes they provide additional information and metrics relative to the performance of the Partnership's business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA, Adjusted net income excluding the effect of derivatives on our oil, natural gas and natural gas liquid sales, and distributable cash flow may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA, Adjusted net income excluding the effect of derivatives on our oil, natural gas and natural gas liquid sales, and distributable cash flow in the same manner.

Adjusted EBITDA and Distributable Cash Flow

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and net cash flow from operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated. It also presents distributable cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Thousands of dollars	2008	2007	2008	2007

Reconciliation of consolidated net loss to Adjusted EBITDA:
Net loss	$ (286,240)	$ (1,068)	$ (327,380)	$ (5,824)
Unrealized loss on commodity derivative instruments	319,948	8,373	389,897	18,069
Depletion, depreciation and amortization expense	21,890	4,511	42,751	7,598
Interest expense and other financing costs	4,982	603	11,521	1,101
Income tax provision	(1,091)	(215)	(1,337)	(312)
Non-cash unit based compensation	1,973	-	3,450	-
Amortization of intangibles	519	-	1,038	-
Sales contract amortization	273	-	508	-

Adjusted EBITDA	$ 62,254	$ 12,204	$ 120,448	$ 20,632

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Thousands of dollars	2008	2007	2008	2007

Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$ 40,321	$ 13,568	$ 134,635	$ 26,989
Add:
Increase (decrease) in assets net of liabilities
relating to operating activities	13,353	1,642	(28,884)	(3,795)
Cash interest expense (including realized losses on interest rate swaps)	5,543	679	10,912	794
Equity earnings from affiliates, net	261	12	484	94
Incentive compensation expense (a)	(130)	(4,020)	(1,274)	(7,566)
Incentive compensation plans paid	3,131	(52)	5,340	3,677
Minority interest	(70)	(10)	(124)	(10)
Other	(155)	385	(641)	449

Adjusted EBITDA	$ 62,254	$ 12,204	$ 120,448	$ 20,632

Cash interest expense and other financing costs	(5,543)	(679)	(10,912)	(794)
Maintenance capital expenditures	(14,995)	(5,034)	(28,505)	(6,595)

Distributable cash flow	$ 41,716	$ 6,491	$ 81,031	$ 13,243

(a) Represents incentive compensation plan expense expected to be settled in cash.

Hedge Portfolio Summary

The table below summarizes the Partnership’s derivative hedge portfolio as of June 30, 2008.

	Year	Year	Year	Year	Year
	2008	2009	2010	2011	2012
Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMBtu/d)	48,129	45,802	43,869	25,955	19,129
Average Price ($/MMBtu)	$8.08	$8.14	$8.20	$9.21	$10.12
Collars:
Hedged Volume (MMBtu/d)	731	1,740	3,405	16,016	19,129
Average Floor Price ($/MMBtu)	$9.00	$9.00	$9.00	$9.00	$9.00
Average Ceiling Price ($/MMBtu)	$20.00	$16.36	$12.79	$11.28	$11.89
Total:
Hedged Volume (MMMBtu/d)	48,860	47,542	47,275	41,971	38,257
Average Price ($/MMBtu)	$8.10	$8.17	$8.26	$9.13	$9.56

Oil Positions:
Fixed Price Swaps:
Hedged Volume (MBbls/d)	2,107	1,838	2,308	2,116	1,939
Average Price ($/Bbl)	$79.12	$75.51	$83.12	$88.26	$90.00
Participating Swaps: (a)
Hedged Volume (MBbls/d)	2,925	2,847	1,743	2,439	-
Average Price ($/Bbl)	$60.85	$62.86	$63.60	$107.71	$-
Average Part. %	59.1%	57.1%	58.1%	56.0%	-
Collars:
Hedged Volume (MBbls/d)	239	594	1,279	1,125	3,077
Average Floor Price ($/Bbl)	$110.00	$92.95	$102.84	$102.13	$110.00
Average Ceiling Price ($/Bbl)	$146.90	$123.84	$136.16	$134.64	$145.39
Floors:
Hedged Volume (MBbls/d)	500	500	500	-	-
Average Floor Price ($/Bbl)	$107.50	$100.00	$100.00	$-	$-
Total:
Hedged Volume (MBbls/d)	5,771	5,778	5,829	5,679	5,016
Average Price ($/Bbl)	$73.60	$71.01	$83.06	$99.36	$102.27

Conference Call

As announced on August 1, 2008, the Partnership will host an investor conference call to discuss its results today at 2:00 p.m. (Pacific Time). Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 888-218-8170 (international callers dial +1-913-312-1270) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through August 18, 2008 by dialing 888-203-1112 (international callers dial +1-719-457-0820) and entering replay PIN 7461812, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward - Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "believes," "estimates," "recommends," “future,” “impact,” “guidance” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or lesser than anticipated, and changes in applicable regulations and laws; unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells; the lack of availability of drilling and production equipment or unexpected increases in the cost of such equipment; unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance, and other costs of operation; the potential for oil and gas operating costs to increase while corresponding sales prices of oil and gas are wholly or partially fixed due to our use of derivative contracts, or "hedges" to limit price volatility; the potential impact of a change in ownership of BreitBurn Energy Company L.P.; changes in crude oil and natural gas prices, including price discounts and basis differentials; management changing its recommendation or the Board not accepting such a recommendation regarding distributions after reviewing all relevant factors the competitiveness of alternate energy sources or product substitutes; technological developments; the future performance of the properties acquired from Quicksilver Resources Inc.; the discovery of previously unknown environmental issues; inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs; potential disruption or interruption of BreitBurn's net production due to accidents or severe weather; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule setting bodies; the inability to predict the availability and terms of capital; issues with marketing of oil and natural gas including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area, and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Thousands of dollars, except per unit amounts	2008	2007	2008	2007

Revenues and other income items:
Oil, natural gas and natural gas liquid sales	$139,962	$32,413	$255,811	$53,802
Losses on commodity derivative instruments, net	(353,282)	(7,551)	(436,669)	(14,219)
Other revenue, net	643	237	1,518	478
Total revenues and other income items	(212,677)	25,099	(179,340)	40,061
Operating costs and expenses:
Operating costs	34,722	14,604	70,695	23,296
Depletion, depreciation and amortization	21,890	4,511	42,751	7,598
General and administrative expenses	12,978	6,633	23,936	14,136
Total operating costs and expenses	69,590	25,748	137,382	45,030

Operating loss	(282,267)	(649)	(316,722)	(4,969)

Interest and other financing costs, net	5,124	603	10,548	1,101
(Gain) Loss on interest rate swap	(142)	-	973	-
Other expenses, net	12	21	350	56

Loss before taxes and minority interest	(287,261)	(1,273)	(328,593)	(6,126)

Income tax benefit	(1,091)	(215)	(1,337)	(312)
Minority interest	70	10	124	10

Net loss	(286,240)	(1,068)	(327,380)	(5,824)

General Partner's interest in net loss	(1,746)	(16)	(2,019)	(111)

Limited Partners' interest in net loss	$(284,494)	$(1,052)	$(325,361)	$(5,713)

Basic net loss per unit	$(4.39)	$(0.04)	$(4.94)	$(0.24)
Diluted net loss per unit	$(4.39)	$(0.04)	$(4.94)	$(0.24)
Weighted average number of units used to calculate:
Basic net loss per unit	64,807,563	24,816,419	65,914,102	23,396,088
Diluted net loss per unit	64,807,563	24,816,419	65,914,102	23,396,088

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Consolidated Balance Sheets

	June 30,	December 31,
Thousands of dollars, except unit amounts	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$6,940	$5,929
Accounts receivable	79,497	44,202
Non-hedging derivative instruments	810	948
Related party receivables	10,820	35,568
Inventory	5,889	5,704
Prepaid expenses	8,025	2,083
Intangibles	3,143	3,169
Other current assets	170	160
Total current assets	115,294	97,763
Equity investments	16,011	15,645
Property, plant and equipment
Oil and gas properties	1,964,150	1,910,941
Non-oil and gas assets	5,003	568
	1,969,153	1,911,509
Accumulated depletion and depreciation	(88,813)	(47,022)
Net property, plant and equipment	1,880,340	1,864,487
Other long-term assets
Long-term related party receivables	3,828	-
Intangibles	1,707	3,228
Other long-term assets	9,290	5,433

Total assets	$2,026,470	$1,986,556
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable	$30,923	$13,910
Book overdraft	2,914	1,920
Non-hedging derivative instruments	174,739	35,172
Related party payables	1,115	10,137
Revenue distributions payable	30,651	21,266
Derivative settlements payable	13,992	2,775
Accrued liabilities	21,642	5,504
Total current liabilities	275,976	90,684
Long-term debt	694,000	370,400
Long-term related party payables	-	1,532
Deferred income taxes	1,384	3,074
Asset retirement obligation	28,779	27,819
Non-hedging derivative instruments	318,975	65,695
Other long-term liability	7,367	2,000
Total liabilities	1,326,481	561,204
Minority interest	568	544
Partners' equity
Limited partners' interests (a)	699,421	1,423,418
General partner interest	-	1,390

Total liabilities and partners' equity	$2,026,470	$1,986,556

(a) Limited partner units outstanding	52,635,634	67,020,641

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Consolidated Statement of Cash Flows

	Six Months
	Ended June 30,
Thousands of dollars	2008	2007

Cash flows from operating activities
Net income (loss)	$(327,380)	$(5,824)
Adjustments to reconcile to cash flow from operating activities:
Depletion, depreciation and amortization	42,751	7,598
Unit-based compensation	4,724	7,566
Unrealized loss on derivative instruments	390,505	18,069
Equity in earnings of affiliates, net of dividends	(484)	(94)
Deferred income tax	(1,690)	(540)
Minority interests	124	10
Amortization of intangibles	1,547	-
Other	994	86
Changes in net assets and liablities:
Accounts receivable and other	(25,609)	(4,876)
Inventory	(185)	2,862
Net change in related party receivables and payables	19,775	(1,335)
Accounts payable and other current liabilities	29,563	3,467
Net cash provided by operating activities	134,635	26,989
Cash flows from investing activities
Capital expenditures	(44,423)	(11,250)
Property acquisitions	(9,988)	(230,989)
Net cash used by investing activities	(54,411)	(242,239)
Cash flows from financing activities
Issuance of common units	-	222,000
Purchase of common units	(335,033)	-
Distribution to predecessor members concurrent with initial public offering	-	581
Distributions	(65,269)	(18,197)
Proceeds from the issuance of long-term debt	517,600	76,500
Repayments of long-term debt	(194,000)	(64,500)
Book overdraft	994	(186)
Long-term debt issuance costs	(3,505)	-
Net cash provided (used) by financing activities	(79,213)	216,198
Increase (decrease) in cash	1,011	948
Cash beginning of period	5,929	93
Cash end of period	$6,940	$1,041

BBEP-IR

CONTACT:
BreitBurn Energy Partners L.P.
Investor Relations
James G. Jackson, 213-225-5900 x273
Executive Vice President and Chief Financial Officer
or
Ruder Finn/West
Investor Relations
Pierre Hirsch, 415-692-3060